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CERTIFICATE OF INSURANCE                                   [MINNESOTA LIFE LOGO]

MINNESOTA LIFE INSURANCE COMPANY - a Securian Company
400 Robert Street North - St. Paul, Minnesota 55101-2098

RIGHT TO CANCEL

It is important to us that you are satisfied with this certificate after it is issued. If you are not satisfied with it, you may return the certificate to us or our agent within 10 days after you receive it. You may also cancel this certificate by delivering or mailing a written notice or sending a telegram to Minnesota Life Insurance Company (Minnesota Life), 400 Robert Street North, St. Paul, Minnesota 55101-2098 and returning the certificate before midnight of the 10th day after you received this certificate. Notice given by mail and return of the certificate by mail are effective on being postmarked, properly addressed and postage prepaid. If you return this certificate, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid. Upon cancellation of this certificate, it will be void from the beginning as if it never had been issued.

THE INITIAL DEATH BENEFIT FOR THE PERSON INSURED UNDER THIS CERTIFICATE WILL EQUAL THE FACE AMOUNT SHOWN ON THIS CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE, IF ANY. THEREAFTER, IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

THE ACCOUNT VALUES UNDER THIS CERTIFICATE WILL VARY FROM DAY TO DAY. THEY MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.

TABLE OF CONTENTS

[General Information                                                           2
Definitions                                                                    2
Death Benefit                                                                  3
Payment of Proceeds                                                            4
Premiums                                                                       5
Policy Charges                                                                 5
Separate Account                                                               6
Account Values                                                                 7
Surrenders and Withdrawals                                                     8
Policy Loans                                                                   8
Termination                                                                    9
Conversion Privilege                                                          10
Additional Information                                                       10]

VARIABLE GROUP UNIVERSAL LIFE INSURANCE - VARIABLE DEATH BENEFIT


                                Minnesota Life 1

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GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?

You are insured under the group policy identified on the application attached to this certificate. The attached application is a part of this certificate. This certificate summarizes the principal provisions of the group policy that affect your life insurance coverage. The provisions summarized in this certificate are subject in every respect to the group policy. You may examine the group policy at the principal office of the policyholder during regular working hours.

We retain the right to amend this certificate at any time without your consent. Any amendment will be without prejudice to any claim occurred for benefits prior to the date of the amendment.

Any statement made in your application will, in the absence of fraud, be considered representations and not warranties. Also, any statement made will not be used to void this certificate nor defend against a claim unless the statement is contained in your application.

This certificate is issued in consideration of your application and the payment of the required premium contributions.

WHAT IS THE EFFECTIVE DATE OF YOUR INSURANCE?

Upon receipt of your application for insurance, the effective date of your insurance will be the later of:

     (1)  [the date on which we approve your application; and

     (2)  the date on which the first premium contribution is paid.]

The effective date is shown on the specifications page attached to this certificate.

DEFINITIONS

When we use the following words, this is what we mean:

ACCOUNT VALUE

The sum of the values under the separate account, the guaranteed account and the loan account of this certificate. They are identified as the separate account value, the guaranteed account value, and the loan account value, respectively.

[ACTIVELY AT WORK

To be actively at work for the purposes of this policy, you must be currently working at your employer's normal place of business at least 20 hours a week. A person is not considered actively at work if not at work due to illness or injury.]

AGE

[Your age at last birthday.]

CERTIFICATE ANNIVERSARY

The same day in each succeeding year as the certificate date.

CERTIFICATE DATE

The first day of the calendar month on or following a certificate's effective date of coverage. This is the date from which we determine monthly anniversaries, certificate months and certificate years.

CERTIFICATE MONTH

A calendar month in which insurance is provided under this certificate.

CERTIFICATE YEAR

A period of twelve consecutive certificate months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under this certificate.

ELIGIBLE INSURED

[You are an eligible insured if you:

     (1)  are under age 70; and

     (2) were actively at work for each of the 4 weeks immediately prior to the date your application for coverage under the group policy is approved by us; and

     (3) are identified by the policyholder as a person eligible to be insured under the Policyholder's policy.]

FACE AMOUNT

The minimum death benefit under this certificate so long as the insurance coverage under this certificate remains in force.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of Minnesota Life other than those in the separate account or in other separate accounts established by us.

GUARANTEED ACCOUNT VALUE

Assets other than the loan account value that are held in our general account and attributable to a certificate issued under this policy, and others of its class.

INSURED

An eligible insured who becomes insured under this certificate.


                                Minnesota Life 2

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LAPSE

A lapse of this certificate means the insurance coverage under this certificate has terminated due to non-payment of a premium during its grace period in an amount that, after the deduction of percentage-of-premium charges, is sufficient to cover the monthly deductions due at the time we provide notice of the lapse.

LOAN ACCOUNT

The portion of the general account which is attributable to loans under this certificate.

LOAN ACCOUNT VALUE

The sum of all outstanding loans and accrued policy loan interest credited under this certificate.

MATURITY DATE

The [95th] birthday of the insured.

MONTHLY ANNIVERSARY

The same date in each succeeding month as the certificate date.

NET CASH VALUE

The account value under this certificate, less any outstanding policy loans and accrued policy loan interest charged and any charges over due. It is the amount you may obtain through surrender of this certificate.

NET PREMIUM

The premium less charges assessed against the premium. The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on your behalf.

OWNER

An owner of a certificate issued under the group policy.

POLICYHOLDER

The owner of the group policy, as identified on the specifications page attached to this certificate.

SEPARATE ACCOUNT

The separate investment account created by us to receive and invest net premiums received for the certificate. The particular separate account for this certificate is the Variable Universal Life Account. We established this separate account for this class of policies under Minnesota Law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

SEPARATE ACCOUNT VALUE

The sum of all sub-account values.

SUB-ACCOUNT

One or more sub-accounts constituting the separate account.

SUB-ACCOUNT VALUE

The current number of sub-account units credited to your certificate multiplied by the current sub-account unit value.

UNIT

A measure of the owner's interest in a sub-account of the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

WE, OUR, US

Minnesota Life Insurance Company.

YOU, YOUR

The owner of this certificate named on the application.

DEATH BENEFIT

WHAT IS THE AMOUNT OF THE DEATH BENEFIT?

This certificate of insurance provides for a variable death benefit, varying with the amount of the net cash value of the certificate. The amount of the death benefit will be determined as follows:

     (1) The face amount of insurance on the insured's date of death while this certificate is in force; plus

     (2) the amount of the owner's account value as of the date we receive due proof of death satisfactory to us; plus

     (3) the amount of the cost of insurance for the portion of the certificate month from the date of death to the end of the certificate month; plus

     (4) any monthly deductions taken under the certificate since the date of death; less

     (5) any outstanding policy loans and accrued policy loan interest charged; less

     (6) any unpaid monthly deductions determined as of the date of the insured's death.


                                Minnesota Life 3

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Payment of the death benefit will extinguish our liability under this certificate.

We intend that this certificate qualify as a life insurance policy as defined by
Section 7702 of the Internal Revenue Code, as amended. We reserve the right to either increase the face amount of insurance on the life of the insured, return any excess net cash value or limit the amount of premium contributions we will accept under this certificate in order to maintain such qualification.

WHAT IS THE FACE AMOUNT OF INSURANCE ON THE LIFE OF THE INSURED?

The face amount of insurance on the life of the insured is as shown on the specifications page attached to this certificate.

MAY THE FACE AMOUNT OF INSURANCE CHANGE?

Yes. The owner may apply for a change through a written request in compliance within the limitations on the specifications page attached to this certificate. If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured.

If a decrease in the current amount is requested, we will grant the request. However, the amount of insurance on the insured may not be reduced to less than the amount shown on the specifications page attached to this certificate. If, following a decrease in face amount, this certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner's election), to the extent necessary to meet these requirements.

WHEN WILL CHANGES IN THE FACE AMOUNT OF INSURANCE BECOME EFFECTIVE?

Decreases in the face amount of insurance are effective [on the monthly anniversary on or following] receipt by us of your written request. However, if the owner requests that the decrease become effective on a specified future date we will make the decrease effective on the monthly anniversary on or next following the date requested.

Increases are effective on the [monthly anniversary on or following the] date we approve the change, or any other date mutually agreed upon between the policyholder and us.

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay interest on the face amount of insurance from the date of the insured's death until the date of payment. We will pay interest on any charges taken under this certificate since the date of death from the date the charge was taken until the date of payment.

Interest will be at an annual rate determined by us, but never less than the greater of [three] percent per year compounded annually, or the rate required by law.

Death benefit proceeds will ordinarily be paid within seven days after we receive all information required for such payment, including due proof of the insured's death.

PAYMENT OF PROCEEDS

TO WHOM WILL WE PAY THE DEATH BENEFIT?

We will pay the death benefit proceeds to the surviving beneficiary specified on the application or as subsequently changed.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED?

If a beneficiary dies before the insured, that beneficiary's interest in this certificate ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the proceeds. If no beneficiary survives the insured or if a beneficiary is not named, we will pay the proceeds according to the following order of priority:

     (1)  [the insured's lawful spouse, if living; otherwise

     (2)  the personal representative of the insured's estate.]

MAY THE OWNER CHANGE THE BENEFICIARY?

If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary. If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required. The owner's written request will not be effective until it is recorded in our home office records. After it has been so recorded, it will take effect as of the date the owner signed the request.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner's request was so recorded.

CAN DEATH BENEFIT PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

Yes. An owner may request that we pay the death benefit proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to the owner and us. A settlement option may be selected only if the payments are to be made to a natural person that person's own right.

WHAT ARE THE SETTLEMENT OPTIONS AVAILABLE?

Each settlement option is paid in fixed amounts as described below. If the owner of this certificate requests a settlement option, he or she will be asked to sign an agreement covering the election which will state the terms and conditions of the payments. The payments do not vary with the performance of the separate account.

     (1) INTEREST PAYMENTS: Payment of interest on the proceeds at such times and for a period as may


                                Minnesota Life 4

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          be agreed upon between the owner of this certificate and us.
          Withdrawal of proceeds may be made in amounts of at least [$500.] At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

     (2) FIXED PERIOD ANNUITY: An annuity payable in monthly installments for a specified number of years, from [one to twenty years].

     (3) LIFE ANNUITY: An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant's death.

     (4) PAYMENTS OF A SPECIFIED AMOUNT: Monthly payments of a specified amount until the proceeds and interest are fully paid.

CAN A BENEFICIARY REQUEST A PAYMENT UNDER A SETTLEMENT OPTION?

Yes. A beneficiary may select a settlement option, but only after the insured's death. However, an owner or insured may provide that the beneficiary will not be permitted to change the elected settlement option.

PREMIUMS

WHEN AND HOW OFTEN ARE PREMIUMS DUE?

A premium must be paid to put this certificate in force. This initial premium must be of an amount that, after the deduction of percentage-of-premium charges, will cover the first month's deductions plus [$20]. A premium must also be paid at such time when there is insufficient net cash value to pay the monthly deductions necessary to keep this certificate in force. Premiums paid after the initial premium may be in any amount of [$20] or greater.

IS THERE A GRACE PERIOD FOR THE PAYMENT OF PREMIUMS?

Yes. This certificate has a [61-day] grace period. The grace period will start on the day we mail the owner a notice of lapse. This certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deductions. We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under this certificate is insufficient to cover the monthly deductions. This certificate of insurance will remain in effect during the [61-day] grace period. If sufficient premium is not paid by the end of the grace period, the insured's coverage will lapse. The grace period does not apply to the first premium payment.

WHAT IS THE AMOUNT OF THE DEATH BENEFIT DURING THE GRACE PERIOD?

The death benefit amount provided under this certificate will be paid if death occurs during the grace period.

POLICY CHARGES

WHAT TYPE OF CHARGES ARE THERE UNDER THIS CERTIFICATE?

Charges under this certificate are those which we assess against the premiums and the account value under this certificate and the separate account assets attributable to this certificate.

WHAT CHARGES ARE ASSESSED AGAINST PREMIUMS?

Against premiums paid, we will assess: (1) a sales load, (2) a federal tax charge, and (3) a state premium tax charge as percentage-of-premium charges.

     (1) The sales load is for distribution expenses for this class of certificates. This sales load charge [shall not exceed 5] percent of each premium paid.

     (2) The federal tax charge is to compensate us for the corporate federal income taxes that result from a sale of this certificate. The federal tax charge is [1.25] percent of each premium paid if this certificate is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and [0.25] percent if deemed a group contract under that Act.

     (3) The state premium tax charge is the average premium tax we pay to state and local governments for this class of certificates. This charge is currently [two] percent. The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes.

WHAT CHARGES ARE ASSESSED AGAINST THE NET CASH VALUE OF THIS CERTIFICATE?

We assess as monthly deductions: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by rider. We also will assess against the net cash value a transaction charge at the end of the day on which the transaction occurs.

     (1) The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this certificate. The maximum administration charge is $[4] per month. This charge will be assessed on the certificate date and on each succeeding monthly anniversary.

     (2) The cost of insurance charge is for providing the death benefit under this certificate. The charge is calculated by multiplying the net amount at risk under this certificate by a rate which varies with the insured's age and rate class. The rate is guaranteed not to exceed rates determined on the basis of 125 percent of the 1980 Commissioners Standard Ordinary Mortality Table. The net amount at risk for this certificate is the difference between the death benefit and the account value. This charge will be assessed on the certificate date and on each succeeding monthly anniversary.


                                Minnesota Life 5

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The policy charges described as Table A attached herein are maximum cost of insurance charges.

     (3) The charge for any additional benefits provided by rider, if any, are deducted as part of the monthly cost of insurance deduction.

     (4) A transaction charge will be assessed for each partial withdrawal to cover the administrative costs incurred in processing the partial withdrawal. The amount of the charge is [the lesser of $25 or two percent of the amount withdrawn]. [We may also assess a charge for any transfer of funds between sub-accounts. The amount charged will not exceed $10.] Any transaction charge will be assessed at the end of the day on which the transaction occurs.

Charges will be assessed against the net cash value of this certificate. They will be assessed against the guaranteed account value and the separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each sub-account bears to the separate account value.

WHAT CHARGES ARE ASSESSED AGAINST SEPARATE ACCOUNT ASSETS?

We assess a mortality and expense risk charge against the separate account assets of this certificate. We also reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

WHAT IS THE MORTALITY AND EXPENSE RISK CHARGE?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the group policy. The mortality and expense risk charge is deducted from the separate account assets daily at an annual rate not to exceed [0.50] percent of the separate account assets.

SEPARATE ACCOUNT

HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account in accordance with certain provisions of the Minnesota insurance law.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

The purpose of the separate account is to hold assets attributable to the variable portion of the group policy and others of its class.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into sub-accounts. Those available to this certificate are listed on the specifications page attached to this certificate. Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-accounts which we may add in the future, as elected by the owner of this certificate. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the certificates of this class, we may substitute another fund. Substitution may be with respect to both existing certificate values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the State of Minnesota. If required, that approval process will be on file with the regulatory authorities of the state in which this policy is delivered.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which the group policy belongs, to another separate account. If such a transfer is made, the term "separate account" as used in this certificate, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right to, when permitted by law:

     (1) restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and

     (2) combine the separate account with one or more other separate accounts; and

     (3) to de-register the separate account under the Investment Company Act of 1940.

HOW ARE NET PREMIUMS ALLOCATED?

They are allocated either to the guaranteed account and/or to the sub-accounts of the separate account. Initially, the allocation elected is indicated in the application for this certificate. Allocations may be changed for future premiums. The owner may do this by giving us a written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to any alternative must be at least ten percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than [fifty percent] of the net premium may be allocated to the guaranteed account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after issuance of this certificate. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during this period. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.


                                Minnesota Life 6

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WHAT IS A TRANSFER?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.

MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THIS CERTIFICATE?

Yes. Transfers from a sub-account of the separate account may be made in writing or by telephone. For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner's written or telephone request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner's guaranteed account value at the time of transfer.

ARE THERE LIMITATIONS ON TRANSFERS?

Yes. Only one transfer may be made under this certificate each month. The amount to be transferred to or from a sub-account must be at least $[250]. If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than $[250], the entire account value attributable to that sub-account or the guaranteed account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than $[250], we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account may be limited to [twenty] percent (or [$250] if greater) of the guaranteed account value. Transfers to or from the guaranteed account may be limited to [one] such transfer per certificate year. We may further restrict transfers by requiring that the request is received by us or postmarked in the 30-day period before or after the last day of the certificate anniversary. Requests for transfers which meet these conditions would be effective after we approve and record them at our home office.

HOW ARE UNITS DETERMINED?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which the premium is received at our home office. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units of each sub-account credited to this certificate will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, interest credits and transfers to that sub-account. The number of units credited to a sub-account under this certificate will be decreased by deductions to that sub-account, policy loans and loan interest charged, transfers from that sub-account and partial surrenders from that sub-account. The number of sub-account units will decrease to zero on this certificate's termination.

HOW IS A UNIT VALUED?

The unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this certificate which are assessed against separate account assets. The gross investment rate is equal to:

     (1) The net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

     (2) the per share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

     (3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

ACCOUNT VALUES

WILL THE OWNER HAVE ACCESS TO THE NET CASH VALUE?

Yes. The owner has access to this certificate's net cash value. The net cash value is the account value of this certificate, less any outstanding policy loans and accrued policy loan interest charged and any charges overdue.

HOW IS THE ACCOUNT VALUE DETERMINED?

It is determined separately for this certificate and separately for the separate account value and loan account value. The separate account value will include all sub-accounts of the separate account.

The separate account value is the sum of units of each sub-account, credited to the certificate, multiplied by the accumulation unit value for that sub-account. Once determined, the number of units credited to a sub-account under an owner's certificate will not be affected by changes in the unit value. However, the number of units


                                Minnesota Life 7

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will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, policy loans and loan interest charged, transfers from that sub-account and partial surrenders from that sub-account. The number of sub-account units will decrease to zero on a certificate termination.

IS THE SEPARATE ACCOUNT VALUE GUARANTEED?

The separate account value is not guaranteed.

The guaranteed account value is guaranteed by us. It cannot be reduced by the investment experience of the guaranteed account.

IS INTEREST CREDITED ON THE GUARANTEED ACCOUNT VALUE?

Yes. Interest is credited on the guaranteed account value of each insured under the group policy. Interest is credited daily at a rate of not less than [three] percent per year, compounded annually. We guaranteed this minimum rate for the life of the group policy.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GUARANTEED ACCOUNT?

Yes. As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

SURRENDERS AND WITHDRAWALS

MAY THIS CERTIFICATE BE SURRENDERED?

Yes. The owner of this certificate may request the surrender of this certificate at any time while the insured under the certificate is living.

WHAT IS THE SURRENDER VALUE OF THIS CERTIFICATE?

The surrender value of this certificate is net cash value.

The determination of the surrender value is made as of the end of the valuation period during which we receive the surrender request at our home office.

IS A PARTIAL SURRENDER PERMITTED?

Yes. The owner may make a partial surrender of the net cash value under this certificate. The amount of a partial surrender must be $[500] or more and it cannot exceed the amount available as a policy loan. A partial surrender has no effect on the face amount of the death benefit. However, since the account value is reduced by the amount of the partial surrender, the death benefit will be reduced by this same amount at the time of the partial surrender. We reserve the right to change the minimum amount or limit the number of times the owner may make a partial surrender.

MAY THE OWNER DIRECT US AS TO HOW PARTIAL SURRENDERS WILL BE TAKEN FROM THE NET CASH VALUE?

Yes. The owner may tell us the sub-accounts from which a partial surrender is to be taken or whether it is to be taken in whole or in part from the guaranteed account. If the owner does not inform us of his or her choice, partial surrenders will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

HOW WILL THE OWNER KNOW THE STATUS OF A CERTIFICATE?

Each year we will send the owner of this certificate a report. This report will show the status of this certificate. It will include the account value, the face amount as of the date of the report, the premiums paid during the year and their allocation, certificate charges, policy loan activity and the net cash value. The report will be sent without cost to the owner. If the policyholder owns all of the certificates, a consolidated report will be sent. The report will be as of a date within two months of its mailing.

POLICY LOANS

CAN THE OWNER BORROW AGAINST THE NET CASH VALUE?

Yes. The owner may borrow an amount of at least $[100] and up to the maximum loan amount. This amount is determined as of the date we receive the request for a loan. We will require the owner's written or telephone request for a policy loan. The certificate will be the only security required for a loan. We will charge interest on the loan in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone a loan for up to six months.

WHAT IS THE MAXIMUM LOAN AMOUNT AVAILABLE FOR A POLICY LOAN ON THIS CERTIFICATE?

The total amount available for a loan under any certificate is (a) minus (b), where (a) is [ninety] percent of the account value and (b) is any outstanding policy loans plus accrued policy loan interest charged. The maximum loan amount will be determined as of the date we receive the owner's written or telephone request for a loan at our home office.

WHAT IS THE EFFECT OF A POLICY LOAN?

When a loan is taken on this certificate, we will reduce the net cash value of this certificate by the amount borrowed. This determination will be made as of the end of the valuation period during which the loan request is received at our home office. The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan account value where it will accrue loan interest credits and will be held in our general account.


                                Minnesota Life 8

HOW DOES A POLICY LOAN REDUCE NET CASH VALUE ON THIS CERTIFICATE?

Unless the owner directs us otherwise, the policy loan will be taken from this certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. The number of units to be canceled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of this certificate may decrease between premium due dates. The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or in the interest due on the loan of this certificate. If this certificate has a policy loan and no net cash value, this certificate will lapse.

WHAT IS THE INTEREST RATE ON POLICY LOANS?

The interest rate charged on a policy loan will be [eight] percent per year.

As the interest charged on a policy loan accrues, the net cash value decreases. Interest is due at the end of the certificate month. If the total interest accrued at the end of the certificate month is not paid, this interest will be added to the loan amount borrowed and charged the same rate of interest as the loan.

WHAT IS THE RATE OF INTEREST CREDITED TO THIS CERTIFICATE AS A RESULT OF A LOAN?

Interest credits which accrue on the loan account value shall be at a rate not less than [six] percent per year.

WHEN ARE INTEREST CREDITS ON A POLICY LOAN ALLOCATED TO THIS CERTIFICATE'S GUARANTEED ACCOUNT VALUE?

Interest credits are allocated to the guaranteed account value at the time of a loan repayment.

WHEN AND IN WHAT AMOUNT SHOULD LOAN REPAYMENTS BE MADE?

A policy loan and the interest charged on the loan may be repaid in full or in part at any time before the insured's death so long as the insurance coverage under the certificate is in force. The loan may also be repaid within 60 days after the date of the insured's death, if we have not paid any of the death benefits under this certificate. Any loan repayment must be at least $[100] unless the balance due is less than $[100].

HOW DO LOAN REPAYMENTS AFFECT THE LOAN ACCOUNT VALUES AND THE GUARANTEED ACCOUNT VALUE?

Loan repayments increase the net cash value of a certificate by the amount of the loan repayment. The loan repayment will be applied first to the interest charged on the principal amount borrowed. Any remaining portion of the repayment will then reduce the original loan principal amount.

When a loan repayment is made, the interest credits in the loan account value are transferred to the general account value in the same proportion that loan interest charged has been reduced due to the loan repayment. Also, an amount equal to the amount of loan principal repaid is transferred from the loan account value to the general account value.

WHAT HAPPENS IF A LOAN ON THIS CERTIFICATE IS NOT REPAID?

If this certificate has a policy loan, the certificate will remain in force so long as it has net cash value. If it does not have sufficient cash value, it will lapse.

In this event, to keep this certificate in force, the owner will have to make a loan repayment. We will give the owner notice of intent to terminate this certificate and the loan repayment required to keep it in force. The time for repayment will be within [61 days] after our mailing of the warning notice of lapse.

TERMINATION

WHEN DOES THE GROUP POLICY TERMINATE?

The policyholder may terminate this group policy by giving us [31 days] prior written notice. In addition, we may terminate the group policy or any of its provisions on [61 days] prior written notice. No individual may become insured under the group policy after the effective date of such a notice of termination. After termination of the group policy, this certificate may be allowed to convert to individual coverage as described below under the "Conversion Privilege" section.

WHEN DOES A CERTIFICATE OF INSURANCE UNDER THE GROUP POLICY TERMINATE?

The insurance on the life of an insured will terminate on the earliest of:

     (1) [61 days] after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deductions and no premium is paid during the grace period;

     (2) the date the group policy terminates, if no conversion or continuation is made effective;

     (3) the date an owner surrenders this certificate or requests that we terminate the insurance;

     (4)  the [95th] birthday of the insured.

WILL THE OWNER OF THIS CERTIFICATE RECEIVE NOTICE PRIOR TO THE TERMINATION OF INSURANCE?

If the owner's insurance will be terminated because the net cash value is less than that required to pay the monthly deductions, we will give the owner at least [61 days] prior written notice before terminating the insurance.


                                Minnesota Life 9

CAN INSURANCE ON THE LIFE OF AN INSURED BE REINSTATED AFTER TERMINATION?

Insurance terminated due to the insufficiency of the net cash value to pay for the monthly deductions may be reinstated. Reinstatement must occur while the insured is living and any time within [three years] from the date of lapse. Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on this certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement. If any policy loans and policy loan interest charged is not repaid, this indebtedness will be reinstated along with the insurance. No evidence of the insured's insurability will be required during the first [31 days] following lapse, but will be required from the [32nd day to three years] from the date of lapse.

CONVERSION PRIVILEGE

IS THERE A CONVERSION PRIVILEGE TO AN INDIVIDUAL POLICY?

Yes. If the life insurance provided by this certificate ceases because of termination of employment or of membership in the class or classes eligible for coverage under the group policy, or if the group policy terminates or is amended so as to terminate the insurance, an owner under this certificate may convert the insurance under this certificate to an individual policy of life insurance with us subject to the following:

     (1) The owner's written application to convert to an individual policy and the first premium for the individual policy must be received in our home office within 31 days of the date the insurance terminates under the group policy.

     (2) The owner may convert all or a part of the group insurance in effect on the date that his or her coverage is terminated to an individual life insurance policy offered by us, except a policy of term insurance. We will issue the individual policy on the policy forms we then use for the plan of insurance the owner has requested. The premium charge for this insurance will be based upon the insured's age as of his or her nearest birthday.

     (3) If the insured should die within 31 days of the date that insurance terminated under the group policy, the full amount of insurance that could have been converted under this policy will be paid.

In the case of termination of the group policy, we may require that an insured under this certificate be so insured for at least five years prior to the termination date in order to qualify for the above conversion privilege.

CAN GROUP INSURANCE COVERAGE BE CONTINUED ONCE THE OWNER'S ELIGIBILITY ENDS?

If the owner's eligibility under the group policy ends, the current group coverage may continue unless the certificate is no longer in force or the limitations below are true:

     (1)  The group policy has terminated; or

     (2) There is less than $[10] in the certificate's net cash value after deduction of charges for the month in which eligibility ends.

The insurance amount will not change unless the owner requests a change. We reserve the right to alter the administration fee not to exceed $[4] per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.

ADDITIONAL INFORMATION

MAY THE OWNER ASSIGN ANY INTEREST UNDER THIS CERTIFICATE?

Yes. However, we will not be bound by an assignment of this certificate or of any interest in it unless:

     (1)  It is made as a written instrument;

     (2) The owner files the original instrument or a certified copy with us at our home office; and

     (3)  We send the owner an acknowledged copy.

We are not responsible for the validity of any assignment. If a claim is based on an assignment, we may require proof of interest of the claimant. A valid assignment will take precedence over any claim of a beneficiary.

WHAT IF AN INSURED'S AGE IS MISSTATED?

If the age of the insured has been misstated, the death benefit and account value will be adjusted. The adjustment will be the difference between two amounts accumulated with interest. These two amounts are:

     (1)  the monthly cost of insurance charges that were paid; and

     (2) the monthly cost of insurance charges that should have been paid based on the insured's correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

WHEN DOES AN INSURED'S INSURANCE BECOME INCONTESTABLE?

After the insurance has been in force during the insured's lifetime for a two year period from the certificate date, we cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the insured's cost of insurance on the insured's life. However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

IS THERE A SUICIDE EXCLUSION?

Yes. If an insured, whether sane or insane, dies by suicide, within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for


                                Minnesota Life 10
that insured. If there has been an increase in the face amount of insurance for which we required evidence of insurability, and if the insured dies by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase.

If the insured is a Missouri citizen when the certificate of insurance becomes effective, this provision does not apply on the certificate's effective date, or on the effective date of any increase in the face amount of insurance, unless the insured intended suicide when the certificate of insurance, or any increase, was applied for.

If the insured is a Citizen of Colorado or North Dakota, the duration of this suicide provision is for one year instead of two years.

DOES THE OWNER HAVE ANY ADDITIONAL VOTING RIGHTS?

Yes. If the owner has separate account units under this certificate, the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this certificate.

COULD THE PAYMENT OF CERTIFICATE PROCEEDS BE POSTPONED?

Normally, we will pay any certificate proceeds within seven days after our receipt of all the documents required for such a payment. Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office. If such payments are based upon certificate values which do not depend on the investment performance of the separate account, however, we reserve the right to defer certificate payments, including certificate loans, for up to six months from the date of the owner's request. In that case, if we postpone a payment other than a policy loan payment for more than 31 days, we will pay the owner interest at the greater of [three] percent per year or the rate required by law for the period beyond that time that payment is postponed.

For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

WILL THE PROVISIONS OF THIS CERTIFICATE CONFORM WITH STATE LAW?

Yes. If any provision in this certificate is in conflict with the laws of the state governing the certificate, the provision will be deemed to be amended to conform to such laws.

COULD ANY PAYMENTS MADE UNDER THIS CERTIFICATE BE SUBJECT TO CLAIMS OF
CREDITORS?

To the extent permitted by law, neither the group policy, certificates issued under the group policy, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

WHO HAS OWNERSHIP OF THE GROUP POLICY?

The policyholder owns the group policy. The group policy may be changed or ended by agreement between us and the policyholder without the consent of, or notice to, any person claiming rights or benefits under the policy. However, unless the policyholder is the owner of all certificates issued under the group policy, the policyholder does not have any ownership interest in the certificates issued under the group policy. The rights and benefits under the certificates are that of the owners of the certificates, and that of the insureds and beneficiaries as set forth in this certificate.

ARE POLICY CHANGES LIMITED?

Currently, the frequency of policy changes are not limited. However, we reserve the right to limit the number of policy changes to one per certificate year and to restrict such changes in the first certificate year. For this purpose, changes include increases or decreases in the face amount of insurance.


                                Minnesota Life 11

                                     TABLE A

                        MINNESOTA LIFE INSURANCE COMPANY

                GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATE
                           ON A SMOKER DISTINCT BASIS
                          PER $1,000 NET AMOUNT AT RISK

                  MAXIMUM
ATTAINED          MONTHLY
  AGE*              RATE
--------   ----------------------
           NON-SMOKERS   SMOKERS
           -----------   --------
    0          0.254       0.254
    1          0.102       0.102
    2          0.098       0.098
    3          0.096       0.096
    4          0.093       0.093
    5          0.088       0.088
    6          0.084       0.084
    7          0.079       0.079
    8          0.077       0.077
    9          0.076       0.076
   10          0.076       0.076
   11          0.082       0.082
   12          0.091       0.091
   13          0.104       0.104
   14          0.118       0.118
   15          0.129       0.163
   16          0.139       0.179
   17          0.147       0.192
   18          0.152       0.202
   19          0.156       0.208
   20          0.158       0.212
   21          0.157       0.212
   22          0.154       0.210
   23          0.152       0.208
   24          0.149       0.204
   25          0.146       0.199
   26          0.144       0.197
   27          0.143       0.197
   28          0.143       0.198
   29          0.144       0.202
   30          0.146       0.208
   31          0.149       0.215
   32          0.153       0.223
   33          0.159       0.235
   34          0.166       0.249
   35          0.174       0.265
   36          0.184       0.285
   37          0.197       0.310
   38          0.210       0.338
   39          0.225       0.369
   40          0.243       0.406
   41          0.261       0.445
   42          0.281       0.488
   43          0.302       0.534
   44          0.324       0.584
   45          0.350       0.636
   46          0.377       0.691
   47          0.407       0.749
   48          0.439       0.813
   49          0.474       0.882
   50          0.514       0.958
   51          0.559       1.043
   52          0.611       1.140
   53          0.671       1.249
   54          0.736       1.367
   55          0.808       1.492
   56          0.885       1.624
   57          0.967       1.760
   58          1.056       1.903
   59          1.156       2.056
   60          1.268       2.228
   61          1.395       2.424
   62          1.544       2.650
   63          1.714       2.904
   64          1.903       3.184
   65          2.110       3.480
   66          2.332       3.788
   67          2.568       4.104
   68          2.823       4.434
   69          3.105       4.792
   70          3.427       5.191
   71          3.797       5.648
   72          4.230       6.171
   73          4.724       6.757
   74          5.273       7.405
   75          5.864       8.100
   76          6.491       8.815
   77          7.149       9.540
   78          7.845      10.278
   79          8.600      11.058
   80          9.439      11.904
   81         10.384      12.841
   82         11.456      13.886
   83         12.649      15.034
   84         13.943      16.241
   85         15.311      17.473
   86         16.737      18.705
   87         18.205      19.973
   88         19.710      21.295
   89         21.271      22.625
   90         22.908      24.006
   91         24.659      25.457
   92         26.588      27.118
   93         28.870      29.192
   94         31.894      32.006

* This is the insured employee's attained age as of his or her last certificate anniversary.


                                Minnesota Life 12

                GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATE
                              ON A UNI-SMOKER BASIS
                          PER $1,000 NET AMOUNT AT RISK

             MAXIMUM
ATTAINED     MONTHLY
  AGE*         RATE
--------   -----------
           UNI-SMOKERS
           -----------
    0          0.254
    1          0.102
    2          0.098
    3          0.096
    4          0.093
    5          0.088
    6          0.084
    7          0.079
    8          0.077
    9          0.076
   10          0.076
   11          0.082
   12          0.091
   13          0.104
   14          0.118
   15          0.134
   16          0.148
   17          0.159
   18          0.168
   19          0.174
   20          0.176
   21          0.177
   22          0.176
   23          0.173
   24          0.171
   25          0.167
   26          0.166
   27          0.166
   28          0.166
   29          0.169
   30          0.172
   31          0.178
   32          0.184
   33          0.193
   34          0.202
   35          0.214
   36          0.229
   37          0.246
   38          0.265
   39          0.287
   40          0.312
   41          0.339
   42          0.368
   43          0.398
   44          0.431
   45          0.465
   46          0.502
   47          0.541
   48          0.583
   49          0.629
   50          0.681
   51          0.739
   52          0.805
   53          0.879
   54          0.960
   55          1.047
   56          1.138
   57          1.234
   58          1.334
   59          1.444
   60          1.568
   61          1.709
   62          1.871
   63          2.055
   64          2.259
   65          2.478
   66          2.711
   67          2.956
   68          3.217
   69          3.507
   70          3.835
   71          4.214
   72          4.654
   73          5.157
   74          5.712
   75          6.310
   76          6.941
   77          7.599
   78          8.289
   79          9.033
   80          9.857
   81         10.784
   82         11.835
   83         13.006
   84         14.270
   85         15.605
   86         16.991
   87         18.421
   88         19.895
   89         21.422
   90         23.024
   91         24.740
   92         26.640
   93         28.901
   94         31.905

* This is the insured employee's attained age as of his or her last certificate anniversary.


                                Minnesota Life 13

[MINNESOTA LIFE LOGO]

400 Robert Street North - St Paul, Minnesota 55101-2098

VARIABLE GROUP UNIVERSAL LIFE INSURANCE - VARIABLE DEATH BENEFIT